                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                      the Securities Exchange Act of 1934
                               (Amendment No. 1)

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[X] Preliminary Proxy Statement           [_] Confidential, for Use of the
                                          Commission Only
                                             (as permitted by Rule 14a-
                                             6(e)(2))

[_] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                         INTERPLAY ENTERTAINMENT CORP.
                (Name of Registrant as Specified In Its Charter)

                                      N/A
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

  1) Title of each class of securities to which transaction applies:

  2) Aggregate number of securities to which transaction applies:

  3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

  4) Proposed maximum aggregate value of transaction:

   5) Total fee paid:

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
   0-11(a)(1) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   1) Amount Previously Paid:

   2) Form, Schedule or Registration Statement No.:

   3) Filing Party:

   4) Date Filed:

Notes:

                         INTERPLAY ENTERTAINMENT CORP.
                            16815 Von Karman Avenue
                            Irvine, California 92606

                               ----------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                               September   , 2000

                               ----------------

TO THE STOCKHOLDERS OF INTERPLAY ENTERTAINMENT CORP.:

   A Special Meeting of Stockholders of Interplay Entertainment Corp., a Delaware corporation (the "Company"), will be held at the Long Beach Marriott, 4700 Airport Plaza Drive, Long Beach, California, on Wednesday, October 25, 2000, at 5:00 p.m. Pacific Daylight Time, to consider and vote on the following matters described in the attached Proxy Statement:

     (1) The election of six (6) directors to serve until the next Annual Meeting of Stockholders or until their successors are elected and duly qualified (Proposal 1);

     (2) The approval (recommended by the Board of Directors) of issuance to Titus Interactive SA, a French corporation ("Titus"), of shares of the Company's common stock pursuant to a Stock Purchase Agreement dated April 14, 2000 between the Company and Titus (Proposal 2);

     (3) The approval (recommended by the Board of Directors) of an Amendment of the Series A Preferred Stock Certificate of Designation capping the number of votes to which Series A Preferred Stock is entitled (Proposal 3);

     (4) The approval of an amendment (recommended by the Board of Directors) of the of the Company's Amended and Restated Certificate of Incorporation to increase the number of authorized shares of common stock to 100,000,000 from 50,000,000 (Proposal 4);

     (5) The ratification (recommended by the Board of Directors) of the appointment of Arthur Andersen LLP as the Company's independent auditors for the fiscal year ending December 31, 2000 (Proposal 5); and

     (6) Such other business as may properly come before the meeting or any adjournment thereof.

   The Board of Directors has fixed the close of business on September 15, 2000, as the record date for the determination of Stockholders entitled to notice of and to vote at the meeting or any postponement and adjournment thereof. The Company's stock transfer books will not be closed on such date.

   The Board of Directors welcomes the personal attendance of Stockholders at the meeting. However, please sign and return the enclosed proxy, which you may revoke at any time prior to its use, whether or not you expect to attend the meeting. A self-addressed, postage prepaid envelope is enclosed for your convenience. Your proxy will not be used if you attend the meeting and choose to vote in person.

                                          By Order of the Board of Directors

                                          Brian Fargo
                                          Chairman of the Board of Directors
                                          and Chief Executive Officer

Irvine, California
September  , 2000

                         INTERPLAY ENTERTAINMENT CORP.
                            16815 Von Karman Avenue
                            Irvine, California 92606

                               ----------------

                                PROXY STATEMENT
                                      FOR
                        SPECIAL MEETING OF STOCKHOLDERS
                          To Be Held October 25, 2000
                                   5:00 p.m.

                               ----------------

Solicitation and Revocation of Proxies

   The accompanying proxy is solicited by and on behalf of the Board of Directors of Interplay Entertainment Corp., a Delaware corporation (the "Company"), and the Company will bear the cost of such solicitation. Solicitation of proxies will be primarily by mail, although some of the officers, directors and employees of the Company may solicit proxies personally or by telephone. The Company will reimburse brokerage houses and other custodians, nominees or fiduciaries for their expenses in sending proxy materials to their principals.

   The persons named as proxies were designated by the Board of Directors and are directors of the Company. All properly executed proxies will be voted (except to the extent that authority to vote has been withheld) and where a choice has been specified by the Stockholder as provided in the proxy, it will be voted in accordance with the specification so made. Proxies submitted without specification will be voted FOR the election as directors of the nominees proposed by the Board of Directors; FOR the approval of the issuance of shares of the Company's common stock to Titus Interactive SA ("Titus") upon the conversion of Series A Preferred Stock and the exercise of warrants pursuant to the terms of the Stock Purchase Agreement dated April 14, 2000 between the Company and Titus; FOR an Amendment of the Series A Preferred Stock Certificate of Designation capping the number of votes to which Series A Preferred Stock is entitled; FOR the amendment of the Company's Amended and Restated Certificate of Incorporation to increase the number of authorized shares of the Company's common stock to 100,000,000 shares from 50,000,000 shares; and FOR the ratification of Arthur Andersen LLP as the Company's independent auditors.

   Any Stockholder may revoke a proxy at any time before it is voted at the meeting by a proxy bearing a later date. A proxy may also be revoked by any Stockholder by delivering written notice of revocation to the Secretary of the Company or by voting in person at the meeting.

   This Proxy Statement and proxy are being mailed to Stockholders of the Company on or about September 22, 2000. The mailing address of the executive offices of the Company is 16815 Von Karman Avenue, Irvine, California 92606.

Voting at the Meeting

   Only record holders of the Company's common stock and record holders of the Company's voting Preferred Stock at the close of business on September 15, 2000, will be entitled to notice of, and to vote at, the meeting. As of the
record date, there were      shares of the Company's common stock outstanding,
and 719,424 shares of the Company's Preferred Stock outstanding. Each share of common stock is entitled to one vote at the meeting, and the holders of Preferred Stock currently have aggregate voting power equivalent to 5,504,507 shares of common stock. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Abstentions are counted in tabulating the votes cast on proposals presented to Stockholders, whereas broker non-votes are not counted for purposes of determining whether a proposal has been approved. Except with respect to the election of directors, the affirmative vote of at least a majority of the shares of the Company's common stock outstanding on the record date is required for a proposal to be adopted.

   The Company's Stockholders have cumulative voting rights with respect to their shares of the Company's common stock when voting on the election of members of the Company's Board of Directors. Cumulative voting rights entitle each Stockholder to the number of votes he or she would otherwise have in the absence of cumulative voting rights, multiplied by the number of directors to be elected. Each Stockholder may cast all of the resulting votes for a single director, or may distribute them among the directors to be elected as the Stockholder sees fit. In order to determine how many votes a Stockholder is entitled to cast as a consequence of cumulative voting rights, the Stockholder multiplies the total number of shares of the Company's common stock that they own by the number of directors being elected, in this case six (6). The total that results is the number of votes the Stockholder may cast in connection with the election of directors. The six (6) nominees receiving the most votes will be elected. The proxies solicited by the Board of Directors confer discretionary authority on the proxy holders to cumulate votes to elect the nominees listed in this Proxy Statement.

                                  PROPOSAL ONE

                             ELECTION OF DIRECTORS

   The persons named in the enclosed proxy will vote to elect the six (6) proposed nominees named below unless contrary instructions are given in the proxy. The election of directors shall be by the affirmative vote of the holders of a plurality of the shares voting in person or by proxy at the meeting. Each director is to hold office until the next annual meeting and until his successor is elected and qualified.

   The names and certain information concerning the persons nominated by the Board of Directors to become directors at the meeting are set forth below. The Company's Board of Directors recommends that you vote FOR the election of each of the nominees named below. Shares represented by the proxies will be voted FOR the election to the Board of Directors of the persons named below, with cumulative votes cast as the proxies deem necessary to elect such persons, unless authority to vote for nominees has been withheld in the proxy. Although each of the persons named below has consented to serve as a director if elected and the Board of Directors has no reason to believe that any of the nominees named below will be unable to serve as a director, if any nominee withdraws or otherwise becomes unavailable to serve, the persons named as proxies will vote for any substitute nominee designated by the Board of Directors. The following information regarding the nominees is relevant to your consideration of the slate proposed by the Board of Directors:

Nominees for Director

Name                      Age Principal Occupation                                       Director Since
----                      --- --------------------                                       --------------
Brian Fargo.............   37 Chairman and Chief Executive Officer                            1983

Herve Caen..............   38 Chairman and Chief Executive Officer, Titus Interactive SA      1999

Eric Caen...............   35 President, Titus Interactive SA                                 1999

James Barnett(1)(2).....   42 President and Chief Executive Officer, ThirdAge Media           1999

R. Stanley Roach(1)(2)..   45 Consultant                                                      2000

Richard S.F. Lehrberg...   52 Consultant                                                      2000

--------
(1) Member of the Audit Committee of the Board of Directors.
(2) Member of the Compensation Committee of the Board of Directors.

   Brian Fargo, Chairman of the Company's Board of Directors, founded the Company in 1983 and has served as the Company's chief executive officer since that time. Prior to June 1995, Mr. Fargo also served as the Company's President. Mr. Fargo also currently serves as a member of the Board of Directors of the Interactive Digital Software Association.

   Herve Caen joined the Company as President and a director in November 1999. Mr. Caen has served as Chairman of the Board of Directors and Chief Executive Officer of Titus Interactive SA, an interactive entertainment software company, since 1991. Mr. Caen also serves as Managing Director of Titus Interactive Studio, Titus SARL and Digital Integration Services, which positions he has held since 1985, 1991 and 1998, respectively. Mr. Caen also serves as Chief Executive Officer of Titus Software Corporation, Chairman of Titus Software UK Limited and Representative Director of Titus Japan KK, which positions he has held since 1988, 1991 and 1998, respectively.

   Eric Caen has served as a director of the Company since November 1999. Mr. Caen has served as a Director and as President of Titus Interactive SA since 1991. Mr. Caen also serves as Vice President of Titus Software Corporation, Secretary and Director of Titus Software UK Limited and Director of Titus Japan KK and Digital Integration Limited, which positions he has held since 1988, 1991, 1998 and 1998, respectively. Mr. Caen has also served as Managing Director of Total Fun 2, a French record production company, since 1998. Mr. Caen served as Managing director of Titus SARL from 1988 to 1991.

   James Barnett joined the Board in November 1999. Since September of 1999, Mr. Barnett has served as President and Chief Executive Officer of ThirdAge Media, a leading Internet media company for first wave baby boomers. Prior to ThirdAge, Mr. Barnett was President and Chief Executive Officer of Infogrames North America, a leading publisher and developer of video games and interactive entertainment software, and Chairman, President and Chief Executive Officer of Accolade, the predecessor company to Infogrames North America. Mr. Barnett's tenure at Accolade began in 1994.

   R. Stanley Roach joined the Board in April 2000. From 1995 through 2000, Mr. Roach served in various positions with Accolade and with Infogrames after Infogrames' acquisition of Accolade, including Chief Operating Officer of Infogrames North America and Accolade's Executive Vice President of Marketing, Sales and Operations. From 1993 to 1995, Mr. Roach was a consultant in the consumer software industry.

   Richard S.F. Lehrberg joined the Company as Vice President in November 1991 and served as Executive Vice President of the Company from October 1994 until December 1999, at which time Mr. Lehrberg retired from his position as Executive Vice President. Mr. Lehrberg continues to be employed by the Company as a Consultant. Mr. Lehrberg served as a director of the Company from April 1989 until December 1999. Mr. Lehrberg was re-elected as a director of the Company in September 2000. Prior to joining the Company, from December 1988 to November 1991, Mr. Lehrberg served as President of Lehrberg Associates, an international licensing company. From August 1982 to November 1988, Mr. Lehrberg was employed by Activision, Inc., an interactive entertainment software publisher, in various positions, including Vice President and General Manager of the Entertainment Division.

Board Committees

   The Company has two standing committees of the Board of Directors: an Audit Committee and a Compensation Committee. The Audit Committee reviews the functions of the Company's management and independent auditors pertaining to the Company's financial statements and performs such other related duties and functions as are deemed appropriate by the Audit Committee and the Board of Directors. In April 2000, the Board of Directors adopted a written charter for the Audit Committee, delineating the Audit Committee's functions, powers and duties. The Compensation Committee determines officer and director compensation and administers the Company's benefit plans. The Audit Committee met one time during fiscal 1999. The Compensation Committee met one time during fiscal 1999.

Attendance at Meetings

   During the fiscal year ended December 31, 1999, the Board of Directors held a total of nine meetings. No member of the Board of Directors attended fewer than 75% of the meetings of the Board and of the committees of which he was a member.

Director Compensation

   The Company's directors currently do not receive cash compensation for attendance at Board of Directors or committee meetings. However, in the future, non-employee directors may receive compensation for attendance and may be reimbursed for certain expenses in connection with attendance at board and committee meetings. In April 2000, the Company granted to each of James Barnett and R. Stanley Roach, both of whom are directors, an option to purchase up to 20,000 shares of the Company's common stock. The options each have a term of ten years, vest at the rate of 20% per year over the first five years, and are exercisable at $3.50 per share. In August 2000, the Company granted to each of Messrs. Barnett and Roach an option to purchase up to 5,000 shares of the Company's common stock, with a 10-year term, vesting at the rate of 20% per year over the first five years, exercisable at $2.44 per share.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

   Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers and persons who own more than ten percent of a registered class of the Company's equity securities to file with the Securities and Exchange Commission (the "SEC") initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and ten-percent Stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. To the Company's knowledge, based solely on the review of copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 1999, all of the Company's officers, directors and ten-percent Stockholders complied with all applicable Section 16(a) filing requirements, with the following exceptions: Titus Interactive SA, a stockholder holding more than ten percent of the Company's outstanding shares of common stock, filed two late reports, reporting two transactions late. Each of the following persons filed one late report, reporting one transaction late: Director and President Herve Caen; Director Eric Caen; and Executive Vice President Richard S.F. Lehrberg. To the Company's knowledge, there were no failures to file a required form.

Security Ownership of Certain Beneficial Owners and Management

   The following sets forth certain information concerning the beneficial ownership of the Company's outstanding common stock as of August 31, 2000, for
(i) each person (or group of affiliated persons) who is known by the Company to own beneficially five percent or more of the Company's common stock, (ii) each director of the Company, (iii) each of the Named Executive Officers, and (iv) all directors and executive officers of the Company as a group.

                                                       Shares      Percentage of
                                                    Beneficially    Outstanding
Name and Address of Beneficial Owner                  Owned(1)     Shares Owned
------------------------------------                ------------   -------------
Brian Fargo........................................   4,031,378(2)     13.4%
 16815 Von Karman Avenue
 Irvine, CA 92606

Universal Studios, Inc.............................   4,658,216        15.5%
 100 Universal City Plaza
 Universal City, CA 91608

Titus Interactive SA...............................  13,167,255(3)     43.9%

Herve Caen(4)

Eric Caen(4)
 20432 Corisco Street
 Chatsworth, CA 91311

Manuel Marrero.....................................     150,000(5)        *

Christopher J. Kilpatrick(6).......................           0           *

Richard S.F. Lehrberg(7)...........................     611,733(8)      2.0%

James Barnett......................................           0           *

R. Stanley Roach...................................           0           *

All Directors and Executive Officers as a Group
 (7 persons).......................................  18,305,315(9)     60.9%

--------
  *  Less than 1%.
 (1) Beneficial ownership is determined in accordance with the rules of the Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to options currently exercisable, or exercisable within 60 days of August 31, 2000, are deemed outstanding for computing the percentage of the person holding such options but are not deemed outstanding for computing the percentage of any other person. Except as indicated by footnote and subject to community property laws where applicable, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.
 (2) Includes 460,000 shares subject to warrants and options exercisable within 60 days of August 31, 2000.
 (3) Includes 350,000 shares subject to warrants exercisable within 60 days of August 31, 2000.
 (4) Messrs. Herve Caen and Eric Caen, who are officers, directors and principal shareholders of Titus, disclaim beneficial ownership of the shares held by Titus, except to the extent of the pecuniary interest therein.
 (5) Consists of 150,000 shares subject to options exercisable within 60 days of August 31, 2000.
 (6) Mr. Kilpatrick resigned as an executive officer and director in May 1999.

 (7) Mr. Lehrberg resigned as an officer and director in December 1999, and was re-elected director in September 2000.
 (8) Includes 510,374 shares subject to options exercisable within 60 days of July 31, 2000.
 (9) Includes 1,537,874 shares subject to warrants and options exercisable within 60 days of July 31, 2000.

Change in Control

   Between March and August 1999, the Company issued and sold an aggregate of 4,545,455 shares of common stock to Titus Interactive SA for aggregate consideration of $10,000,000. In November 1999, the Company issued and sold 6,250,000 shares of common stock to Titus for $25,000,000. In addition, Titus exchanged 96,666 shares of its common stock for 2,000,000 shares of the Company's common stock held by Brian Fargo. In April 2000, the Company issued and sold 719,424 shares of its Series A Preferred Stock and warrants to purchase up to 500,000 shares of common stock to Titus for $20,000,000. Such transactions are discussed in more detail under the subheading "Certain Relationships and Related Transactions" on pages 13-16 of this proxy statement. As a result of these transactions, Titus may under certain circumstances beneficially own more than 50% of the Company's common stock, which would constitute a change in control of the Company. Titus obtained the funds used for such acquisitions through debt and equity financings in France.

                      EXECUTIVE OFFICERS OF THE REGISTRANT

Summary Information Concerning Executive Officers Who Are Not Director Nominees and Certain Significant Employees

   The following table sets forth certain information regarding the Company's executive officers who are not also nominees for the Board of Directors and certain significant employees, and their ages as of July 31, 2000:

Name                 Age Position with the Company
----                 --- -------------------------
Manuel Marrero...... 42  Chief Financial Officer and Chief Operating Officer(1)
Phillip G. Adam..... 45  Vice President of Business Development
Gary Dawson......... 51  Vice President of Sales(2)
Craig Relyea........ 46  Vice President of Marketing(3)
Jill S. Goldworn.... 35  President of Interplay OEM, Inc.
David Perry......... 32  President of Shiny Entertainment, Inc.

--------
(1) Manuel Marrero was appointed as the Company's Chief Financial Officer and Chief Operating Officer in April 1999.
(2) Gary Dawson was appointed as the Company's Vice President of Sales in November 1999.
(3) Craig Relyea was appointed as the Company's Vice President of Marketing in August 2000.

Background Information Concerning Executive Officers who are not Director Nominees and Certain Significant Employees

   Manuel Marrero joined the Company in April 1999 as its Chief Financial Officer and Chief Operating Officer. Prior to joining the Company, beginning in July 1996, Mr. Marrero served as Chief Financial Officer, Senior Vice President and Corporate Secretary of Precision Specialty Metals, Inc., a leading high precision conversion mill for stainless steel and high performance alloys. From October 1993 through July 1996 Mr. Marrero served as the Senior Vice President, Chief Financial Officer and Corporate Secretary for Autologic Information International, Inc., a manufacturer of computerized image setting and publications systems equipment and software for the publishing industry.

   Phillip G. Adam joined the Company as Vice President of Sales and Marketing in December 1990 and has served as Vice President of Business Development of the Company since October 1994. Prior to joining the Company, from January 1984 to December 1990, Mr. Adam served as President of Spectrum Holobyte, an interactive entertainment software publisher, where he was a co-founder. From May 1990 to May 1996, Mr. Adam served as the Chairman or a member of the Board of Directors of the Software Publishers Association and, during part of such period, as President of the Software Publishers Association. From March 1997 to March 1998 Mr. Adam served as the Chairman of the Public Policy Committee of the Interactive Digital Software Association.

   Gary Dawson was appointed as the Company's Vice President of Sales in November 1999. Prior to joining the Company, beginning in 1996, Mr. Dawson was Senior Vice President, Manufacturing and Production for Chorus Line, an apparel manufacturer. From 1993 to 1996, Mr. Dawson served as Vice President and General Manager, Lee Jeanswear for Lee Apparel, a manufacturer of denim products.

   Craig Relyea was appointed as the Company's Vice President of Marketing in August 2000. From January 2000 to August 2000, Mr. Relyea was a partner in ideaSpa, a marketing and interactive entertainment consultancy. From July 1998 through December 1999, Mr. Relyea served as Executive Vice President of the Cimarron Group, a leading entertainment industry marketing agency. From January 1997 through July 1998, Mr. Relyea was headed Worldwide Marketing for DreamWorks Interactive, a developer of interactive entertainment products. From October 1993 through January 1997 Mr. Relyea served as Vice President, Marketing for Universal Studios Home Video, during which he led marketing campaigns for home video releases.

   Jill S. Goldworn has served as President of Interplay OEM, Inc., the Company's OEM subsidiary, since December 1996. Prior to that, Ms. Goldworn served as Vice President, OEM and Merchandising of the Company since June 1995. Prior to that, Ms. Goldworn served as Director of the OEM division of the Company from September 1992 to June 1995. Prior to joining the Company, from November 1991 to August 1992, Ms. Goldworn served as Director of Contract Sales of PC Globe, Inc., a publisher of desktop geography software.

   David Perry has served as President of Shiny Entertainment, Inc. since October 1993. Mr. Perry founded Shiny, developer of Earthworm Jim, in October 1993. Prior to founding Shiny, from January 1991 to September 1993, Mr. Perry served as a consulting engineer for Virgin Interactive Entertainment Inc., an interactive entertainment software publisher.

                             EXECUTIVE COMPENSATION

   The following table sets forth certain information concerning compensation earned during the last three fiscal years ended December 31, 1999, by the Company's Chief Executive Officer and each of the three other most highly compensated executive officers of the Company whose total salary and bonus during such year exceeded $100,000, as well as two former executives who would have met such criteria had their status as executives not terminated during the year (collectively, the "Named Executive Officers").

                           Summary Compensation Table

                                                             Long-Term
                                                            Compensation
                               Annual Compensation          ------------
                          ---------------------------------  Securities
Name and Principal                                           Underlying       All Other
Position                  Year  Salary      Bonus  Other(1)  Options(#)      Compensation
------------------        ---- --------    ------- -------- ------------     ------------
Brian Fargo.............  1999 $200,000        --      --     500,000(2)
 Chief Executive Officer  1998  210,417        --      --     150,000               --
                          1997  237,500        --      --         --                --

Cal Morrell.............  1999  142,634    $31,200  $1,087    100,000               --
 Vice President of        1998  130,000     11,200     --         --                --
 Marketing                1997      --         --      --         --                --

Richard S.F.              1999  160,000        --    4,333        --                --
 Lehrberg(3)............  1998  178,805     15,000   4,792        --                --
 Executive Vice           1997  200,000        --    4,792        --
 President

Manuel Marrero..........  1999  158,775(4)     --      --     150,000               --
 Chief Financial Officer  1998      --         --      --         --                --
 and Chief Operating      1997      --         --      --         --                --
 Officer

Phillip G. Adam.........  1999  138,000        --    4,140        --                --
 Vice President,          1998  138,000     20,000   4,140        --                --
 Business Development     1997  132,250     10,000   3,967        --                --

Christopher J.            1999  124,946        --    4,240        --           $475,582(6)
 Kilpatrick(5)..........  1998  234,722     75,000   5,065     20,000               --
 President                1997  200,000        --    4,750     20,000               --

--------
(1) Consists of matching payments made under the Company's 401(k) plan.
(2) In May 1999, in return for the extension of Mr. Fargo's personal guaranty of the Company's line of credit, the Company assumed Mr. Fargo's guaranty of the value of certain stock options held by former Company President Christopher Kilpatrick, as discussed in more detail under the subheading "Transactions with Fargo" on page 13 of this proxy statement.
(3) Mr. Lehrberg's status as an executive officer terminated in December 1999.
(4) Mr. Marrero joined the Company in April 1999 at an annual base salary of $198,000.
(5) Mr. Kilpatrick's employment by the Company terminated in May 1999.
(6) Consists of (i) severance pay in the amount of $275,582; and (ii) payment in the amount of $200,000 under a guaranty of the value of certain of Mr. Kilpatrick's shares of Company stock (see "Certain Relationships and Related Transactions--Transactions With Fargo).

            Stock Option Grants During Year Ended December 31, 1999

   The following table sets forth certain information concerning stock options granted to the Named Executive Officers during the year ended December 31, 1999.

                                                                 Potential
                                                            Realizable Value at
                            Percent of                        Assumed Annual
                Number of     Total                           Rates of Stock
                Securities   Options                        Price Appreciation
                Underlying  Granted to  Exercise            for Option Term(3)
                 Options   Employees In  Price   Expiration -------------------
Name            Granted(1) Fiscal Year   ($/Sh)   Date(2)      5%       10%
----            ---------- ------------ -------- ---------- -------- ----------
Brian Fargo....  500,000       22.4%     $2.28     11/7/09  $716,939 $1,816,866
Manuel
 Marrero.......  150,000        6.7%      1.94      5/6/09   183,001    463,779
Cal Morrell....   50,000        2.2%      1.94      5/6/09    61,002    154,593
                  25,000        1.1%      2.69      7/7/09    42,293    107,179
                  25,000        1.1%      1.88    11/30/09    29,558     74,905

--------
(1) Represents options granted pursuant to the Company's 1997 Plan. All such options were granted at an exercise price equal to, or less than, the fair market value of the common stock on the date of grant. Mr. Fargo's options vest at the rate of 25% per year; Mr. Marrero's options fully vested upon the change of control effected as a result of the Company's April 2000 transaction with Titus Interactive SA; Mr. Morrell's options vest at the rate of 20% per year.
(2) Options granted to such individuals pursuant to the 1997 Plan expire 10 years from the date of grant.
(3) Represents amounts that may be realized upon exercise of the options immediately prior to expiration of their terms assuming appreciation of 5% and 10% over the option term. The 5% and 10% numbers are calculated based on rules required by the Securities and Exchange Commission and do not reflect the Company's estimate of future stock price growth. The actual value realized may be greater or less than the potential realizable value set forth.

           Aggregate Option Exercises And 1999 Year-End Option Values

   Shown below is information relating to the exercise of stock options during the year ended December 31, 1999, for each of the Named Executive Officers, and the year-end value of unexercised options.

                                                 Number of Securities
                           Shares               Underlying Unexercised     Value of Unexercised in-the-
                          Acquired    Value       Options at Year-End       Money Options at Year-End
Name                     on Exercise Realized (Exercisable/Unexercisable) (Exercisable/Unexercisable)(1)
----                     ----------- -------- --------------------------- ------------------------------
Brian Fargo.............       --         --         60,000/90,000                 $       0/$0
Phillip G. Adam.........       --         --                   0/0                          0/0
Christopher J.
 Kilpatrick.............   251,528   $400,000                  0/0                          0/0
Richard S.F. Lehrberg...       --         --             572,874/0                  1,598,318/0
Manuel Marrero..........       --         --             0/150,000                    0/150,000
Cal Morrell.............       --         --             0/100,000                     0/82,750

--------
(1) Represents an amount equal to difference between the closing sale price for the Company's common stock on the Nasdaq National Market on December 31, 1999, and the option exercise price, multiplied by the number of unexercised in-the-money options.

Employment Agreements

   The Company has entered into an employment agreement with Brian Fargo for a term of three years through November 2002, pursuant to which he currently serves as the Company's Chairman of the Board of Directors and Chief Executive Officer. The employment agreement provides for a base salary of $250,000 per year, with such annual raises as may be approved by the Board of Directors, plus annual bonuses at the discretion of the Board of Directors. In the event that Mr. Fargo is terminated without cause or resigns for good reason as set forth in the agreement, the Company is required to pay Mr. Fargo 150% of his base salary and 75% of his imputed annual bonuses for the remainder of the term of the agreement, which payments are contingent upon Mr. Fargo's non-competition with the Company, as defined in the agreement. Mr. Fargo is also entitled to participate in the incentive compensation and other employee benefit plans established by the Company from time to time.

   The Company has entered into an employment agreement with Herve Caen for a term of three years through November 2002, pursuant to which he currently serves as the Company's President. The employment agreement provides for an annual base salary of $250,000, with such annual raises as may be approved by the Board of Directors, plus annual bonuses at the discretion of the Board of Directors. Mr. Caen is also entitled to participate in the incentive compensation and other employee benefit plans established by the Company from time to time.

   The Company has entered into an employment agreement with Manuel Marrero for a term of five years through March 15, 2004, pursuant to which he currently serves as the Company's Chief Financial Officer and Chief Operating Officer. The employment agreement provides for a base salary of $198,000 per year, with such annual raises as may be approved by the Board of Directors, plus annual bonuses at the discretion of the Board of Directors. In the event that Mr. Marrero is terminated without cause, the Company is required to pay Mr. Marrero his base salary plus a $50,000 annual bonus for the longer of (i) a period of one year following the termination or (ii) through the end of the term of the employment agreement. Such post-termination payments are contingent upon Mr. Marrero's non-competition with the Company, as defined in the agreement.

Compensation Committee Interlocks and Insider Participation

   The Compensation Committee currently consists of Messrs. Barnett and Roach. No member of the Compensation Committee or executive officer of the Company has a relationship that would constitute an interlocking relationship with executive officers and directors of another entity. During 1999, decisions regarding executive compensation were made by the Compensation Committee. Directors who were members of the Compensation Committee during 1999 were Charles S. Paul, Mr. Barnett and Kenneth Kay. Mr. Kay resigned as director in June 1999, and Mr. Paul resigned as director in May 2000. None of the 1999 members of the Compensation Committee nor any of the Company's 1999 executive officers or directors had a relationship that would constitute an interlocking relationship with executive officers and directors of another entity.

                      REPORT OF THE COMPENSATION COMMITTEE

   The following report is submitted by the Compensation Committee of the Board of Directors with respect to the executive compensation policies established by the Compensation Committee and recommended to the Board of Directors and compensation paid or awarded to executive officers for the fiscal year ended December 31, 1999.

   The Compensation Committee determines the annual salary, bonus and other benefits, including incentive compensation awards, of the Company's executive officers and recommends new employee benefit plans and changes to existing plans to the Company's Board of Directors. The Compensation Committee met one time during fiscal year 1999.

Compensation Policies and Objectives

   The Company's executive compensation policy is designed to attract and retain exceptional executives by offering compensation for superior performance that is highly competitive with other well-managed organizations. The Compensation Committee measures executive performance on an individual and corporate basis.

   There are three components to the Company's executive compensation program, and each is consistent with the stated philosophy as follows:

   Base Salary. Base salaries for executives and other key employees are determined by individual financial and non-financial performance, position in salary range and general economic conditions of the Company. For purposes of administering base pay, all executive positions are evaluated and placed in appropriate salary grades. Salary range midpoint levels are reviewed on an annual basis to ensure competitiveness with a peer group of comparable entertainment software companies. In recommending salaries for executive officers, the Compensation Committee (i) reviews the historical performance of the executives, and (ii) formally reviews specific information provided by its accountants and other consultants, as necessary, with respect to the competitiveness of salaries paid to the Company's executives.

   Annual Bonus. Annual bonuses for executives and other key employees are tied directly to the Company's financial performance as well as individual performance. The purpose of annual cash bonuses is to reward executives for achievements of corporate, financial and operational goals. Annual cash bonuses are intended to reward the achievement of outstanding performance. If certain objective and subjective performance goals are not met, annual bonuses are reduced or not paid.

   Long-Term Incentives. The purpose of these plans is to create an opportunity for executives and other key employees to share in the enhancement of Stockholder value through stock options. The overall goal of this component of pay is to create a strong link between the management of the Company and its Stockholders through management stock ownership and the achievement of specific corporate financial measures that result in the appreciation of Company share price. Stock options are awarded in order to tie the executive officers' interests to the Company's performance and align those interests closely with those of the Company's Stockholders. The Compensation Committee generally has followed the practice of granting options on terms that provide that the options become exercisable in cumulative installments over a three to five year period. The Compensation Committee believes that this feature not only provides an employee retention factor but also makes longer-term growth in share prices important for those receiving options.

Chief Executive Officer Compensation

   The salary, annual raises and annual bonus of Brian Fargo, the Company's Chief Executive Officer, are determined in accordance with Mr. Fargo's Employment Agreement with the Company. Mr. Fargo's Employment Agreement provides for a base salary of $250,000 per year, with annual raises and bonuses as may be approved at the discretion of the Company's Board of Directors. (see "Employment Agreements," above). The amounts of any annual raises or bonuses are determined in accordance with the policies and objectives set forth above. In connection with the Company's November 1999 sale of stock to Titus Interactive SA, Mr. Fargo was granted an option to purchase 500,000 shares of the Company's common stock. The option vests in equal amounts on each of the first four anniversaries of the grant of the option. The Compensation Committee believes it is crucial to the Company's long-term success to continue to tie the Chief Executive Officer's incentive to the Company's performance and to align individual financial interests with those of the Company's Stockholders.

Deductibility of Executive Compensation

   The Company is required to disclose its policy regarding qualifying executive compensation deductibility under Section 162(m) of the Internal Revenue Code of 1986, as amended, which provides that, for purposes of the regular income tax and the alternative minimum tax, the otherwise allowable deduction for compensation paid or accrued with respect to a covered employee of a public corporation is limited to no more than $1,000,000 per year. It is not expected that the compensation to be paid to the Company's executive officers for fiscal 1999 will exceed the $1,000,000 limit per officer. The Company's 1991 Stock Option Plan, 1994 Stock Option Plan and 1996 Stock Incentive Plan are structured so that any compensation deemed paid to an executive officer when he exercises an outstanding option under the plan, with an exercise price equal to the fair market value of the option shares on the grant date, will qualify as performance-based compensation that will not be subject to the $1,000,000 limitation.

                                          THE COMPENSATION COMMITTEE OF THE
                                          BOARD OF DIRECTORS

                                          James Barnett
                                          R. Stanley Roach

   Notwithstanding anything to the contrary set forth in the Company's previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement, in whole or in part, the foregoing Report and the performance graph below shall not be incorporated by reference into any such filings.

Common Stock Price Performance

   Set forth below is a line graph comparing the cumulative Stockholder return on the Company's common stock with the cumulative total return of the MG Industry Group 820 (Multimedia/Graphics Software) and the Nasdaq Market Index for the period that commenced January 1, 1999, and ended on December 31, 1999. The graph assumes $100 invested June 16, 1998, in the Company's common stock, the MG Industry Group 820 (Multimedia/Graphics Software) and the Nasdaq Market Index, with the reinvestment of all dividends. The Performance Graph is not necessarily an indicator of future price performance.

                        [PERFORMANCE GRAPH APPEARS HERE]

                                      MG Industry Group 820
                       Interplay          (Multimedia/
Measurement Date  Entertainment Corp.  Graphics Software)   Nasdaq Market Index
----------------  ------------------- --------------------- -------------------
    06/19/98            100.00               100.00               100.00
    06/30/98             95.83               100.00               100.00
    09/30/98             53.13                69.97                90.13
    12/31/98             29.69                91.60               117.16
    03/31/99             39.58                88.21               130.90
    06/30/99             43.23                90.79               142.43
    09/30/99             35.42               102.04               144.75
    12/31/99             48.96               124.56               213.79

Certain Relationships and Related Transactions

 Transactions With Fargo

   In connection with the November 1998 amendment of the Company's line of credit agreement with Greyrock Capital, Brian Fargo, the Company's Chairman and Chief Executive Officer, provided a $5,000,000 personal guaranty, through May 31, 1999, of the Company's obligations under the line of credit. In March 1999, in connection with Brian Fargo's extension, from May 31, 1999 through December 21, 2000, of his $5,000,000 guaranty, the Company agreed to assume Mr. Fargo's obligations under an agreement between Mr. Fargo and Christopher J. Kilpatrick (the "Kilpatrick Agreement"). Under the terms of the Kilpatrick Agreement as assumed by the Company, the Company guaranteed that Mr. Kilpatrick will receive an aggregate of $1,000,000 in pre-tax proceeds (the "Guaranty Amount") from the periodic sale of shares of the Company's common stock issued to him upon exercise of his options to purchase 271,528 shares of the Company's common stock. In 1999, Mr. Kilpatrick received $400,000 in proceeds from the sale of such shares. Additionally, the Company paid Mr. Kilpatrick $200,000 in May 1999, which was deducted from the balance of the Guaranty Amount. Further, approximately $200,000 was deducted from the remaining balance of the Guaranty Amount as an income tax withholding for 1999. Although substantially the entire remaining outstanding balance of the Guaranty Amount will be offset as an income tax withholding for the year 2000, the Company has committed to pay to Mr. Kilpatrick approximately $13,000 to reimburse certain expenses that Mr. Kilpatrick has incurred. Mr. Fargo's guaranty of the Company's line of credit with Greyrock Capital has since been extended through April 2001.

   In March 2000, the Company entered into a Film Production Joint Venture Agreement with Mr. Fargo under which Mr. Fargo will provide up to $1,000,000 to fund the marketing of certain of the Company's game concepts, characters and trademarks as motion picture projects. Under the terms of the Film Production Joint Venture Agreement, net profits that the venture generates from the Company's properties would be allocated first to reimburse Mr. Fargo for the amount of his contributions, and then to the Company. In addition, certain intellectual properties owned by Mr. Fargo may be marketed by the venture. Any net profits that the venture generates from Fargo properties will be allocated to Mr. Fargo.

 Transactions With Fargo and Universal

   The Company, Mr. Fargo and Universal entered into a Stock Purchase Agreement, dated January 25, 1994, for the purchase of common stock. On March 30, 1994, pursuant to the Stock Purchase Agreement, Universal purchased 1,824,897 shares of common stock from the Company for a purchase price of $15,000,000 and 1,216,598 shares of common stock from Mr. Fargo for a purchase price of $10,000,000. Pursuant to the Stock Purchase Agreement, the Company, Mr. Fargo and Universal entered into an Option Agreement, dated March 30, 1994, pursuant to which Mr. Fargo granted Universal an option to purchase additional shares of common stock held by Mr. Fargo. Pursuant to such Option Agreement, Universal purchased 1,216,598 additional shares of common stock from Mr. Fargo at a price of $9.10 per share on April 25, 1995 and 1,150,123 additional shares of common stock at a price of $14.62 per share on April 26, 1996, such that Universal became a 35% owner of the Company as of April 25, 1995 and a 45% owner of the Company as of April 26, 1996. In order to acquire sufficient shares of common stock for sale to Universal on each of the three sale dates, Mr. Fargo acquired such number of shares as was required for sale to Universal from existing shareholders of the Company in simultaneous transactions. Pursuant to the Stock Purchase Agreement, the Company, Mr. Fargo and Universal entered into a Shareholders' Agreement dated March 30, 1994, as amended October 8, 1996 and in March 1998, which contains certain restrictions on transfer of shares, rights of first refusal, voting provisions, registration rights and certain restrictions on corporate actions. Only the mutual rights of first refusal as between Universal and Mr. Fargo and the registration rights of Universal and Mr. Fargo survived the closing of the initial public offering of the Company's common stock. For his services in connection with such transaction, Mr. Fargo was awarded a bonus of $1,000,000 by the Board of Directors on March 28, 1994. Mr. Fargo has agreed to defer the payment of such bonus to a future date.

   The Company has entered into three Merchandising License Agreements with MCA/Universal Merchandising Inc., a subsidiary of Universal. Pursuant to an agreement dated May 23, 1994, the Company had the exclusive right to use the theme and characters of the Waterworld motion picture in software products for specified platforms. Such right expired July 31, 1998. Pursuant to an agreement dated May 23, 1994, the Company has the non-exclusive right to use the theme and characters of the Casper motion picture in software products for specified platforms for a period of three years following the release of such motion picture. Pursuant to an agreement dated April 16, 1996, the Company has the exclusive right to the theme and characters of the Flipper motion picture for an interactive story book product on specified platforms until June 1, 2001. Each of the agreements provide for the Company to pay specified advances against royalties and for specified royalty guarantees. To date, the Company has paid a total of $600,000, $600,000 and $30,000, respectively, in advances and royalty payments under such agreements. In addition, pursuant to a letter agreement dated September 27, 1996, with Universal Interactive Studios, a subsidiary of Universal ("UIS"), the Company has the exclusive distribution rights in North America for PlayStation versions of Disruptor (the "Disruptor Agreement"), plus the exclusive rights to manufacture, publish and distribute Disruptor on any video game platform outside of North America. On August 16, 1995, the Company and UIS entered into an exclusive distribution agreement pursuant to which UIS agreed to distribute the Company's interactive software products in Europe through UIS's affiliate, MCA Home Video, Inc., which in turn distributes through Cinema International Corporation ("CIC"). The distribution agreement was subsequently terminated. In March 1998, the Company entered into an agreement with UIS whereby the Company agreed to pay to UIS all remaining amounts owed to UIS. Such amounts totaled $1,400,000 and were paid in June 1998.

 Transactions with Engage and Fargo

   In June 1995, the Company formed a subsidiary to divest Games On-Line, Inc., dba Engage Games Online ("Engage"), which formerly operated as a division of the Company. Pursuant to a Stock Purchase Agreement dated June 30, 1995, the Company sold 10,000,000 shares of common stock of Engage to Mr. Fargo for $237,000. In connection with such sale, the Company and Mr. Fargo entered into an Option Agreement dated June 30, 1995, granting the Company an option to repurchase all of such shares at an aggregate exercise price of $337,000 at any time prior to June 30, 2005 (the "Termination Date"). In conjunction with a financing agreement between Engage and Mr. Fargo, the Option Agreement was amended in March 1998 to reduce the shares subject to such option to 19% of the shares held by Mr. Fargo and to reduce the exercise price to $250,000. In the event the Company elects not to exercise its option to repurchase the shares, upon certain events Universal has an option to purchase the shares at the same exercise price. If Universal exercises its option to purchase the shares, the Company has an option to purchase such shares from Universal at the $250,000 exercise price until the Termination Date.

   Prior to March 1996, the Company loaned Engage approximately $1,800,000 to fund the operations of Engage, which debt was evidenced by a convertible demand promissory note dated March 29, 1996, bearing interest at the prime rate plus two percent per annum. Approximately $800,000 of the principal amount was repaid to the Company in a number of installments during 1996 and 1997. In connection with a secured debt financing in August 1997, the remaining outstanding principal of approximately $1,000,000 was converted into a secured convertible promissory note bearing interest at a rate of eight percent per annum. As part of the August 1997 transaction, the Company loaned an additional $100,000 to Engage on the same terms.

   In March 1996, the Company entered into an agreement with Engage which, among other things, provides that the Company will provide certain administrative services to Engage, and grants Engage the exclusive right to use certain of the Company's products in Internet-based on-line services. Engage owes the Company approximately $1,200,000 under that agreement.

   The Company is co-lessee with Engage under a lease with General Electric Capital Corporation ("GECC") for equipment utilized by Engage. The Company has possession of substantially all of the equipment covered by such lease. As of March 31, 2000, the Company's obligations to GECC through the term of the lease are approximately $11,000.

 Transactions with Titus and Fargo

   In March 1999, the Company entered into a Stock Purchase Agreement with Titus Interactive SA and Brian Fargo (the "Titus I Agreement"). Under the terms of the Titus I Agreement, the Company issued 2,500,000 shares of its common stock to Titus in exchange for consideration of $10,000,000. Pursuant to the terms of the Stock Purchase Agreement, the purchase price was recalculated based on the average closing price per share of the Company's common stock as reported by Nasdaq during the ten trading days ended June 30, 1999, and the purchase price was recalculated again based on the average closing price per share of the Company's common stock as reported by Nasdaq during the ten trading days ending August 20, 1999. Pursuant to the June 30, 1999, adjustment, the Company issued to Titus 1,161,771 additional shares of common stock without additional consideration, for a total of 3,661,771 shares, and issued to Titus a promissory note in the principal amount of $1,120,202.90, bearing interest at the rate of 10% per annum and due January 1, 2000.

   As a result of the August 1999 recalculation, the purchase price was adjusted to $2.20, and the number of shares of common stock to be issued under the Titus I Agreement was adjusted to 4,545,455. However, Nasdaq rules required Stockholder approval for the issuance to Titus of shares of common stock over and above the 3,661,771 shares already issued. On August 24, 1999, the Company's Stockholders approved the Titus I Agreement. As a result of the Stockholder approval, the Company issued to Titus the remaining 883,684 shares of common stock, and Titus cancelled the June 1999 promissory note.

   Under the terms of the Titus I Agreement, the Company is obligated to register all of the shares of the Company's common stock purchased by Titus pursuant to the terms and conditions of the Titus I Agreement. Also, in connection with the Titus I Agreement, Mr. Fargo agreed to not sell, assign, pledge, mortgage or otherwise dispose of or transfer any shares of his personally-held shares of the Company's common stock without the prior written consent of Titus.

   In May 1999 the Company signed a letter of intent with Titus pursuant to which Titus loaned the Company $5,000,000 and the Company and Titus agreed to negotiate certain additional transactions. Pursuant thereto, on July 19, 1999, the Company and Titus entered into a Stock Purchase Agreement (the "Titus II Agreement") providing for the sale and issuance of 6,250,000 shares of Company's common stock to Titus in exchange for total consideration of $25,000,000, including the $5,000,000 previously loaned to the Company. On August 24, 1999, the Company's Stockholders approved the Titus II Agreement. Upon the closing of the Titus II Agreement (the "Closing"), the Company, Titus and Fargo entered into a Stockholder Agreement, pursuant to which (a) Titus and Fargo would enter into certain voting agreements with respect to the shares of common stock held by them, (b) Titus and Fargo would each grant to the other certain rights of first refusal and tag-along rights with respect to the shares of common stock held by them, (c) the Company would grant to Titus a right of first refusal with respect to the issuance of certain equity securities by the Company, and (d) the Company would agree not to take certain actions without the prior approval of Titus and Fargo. In addition, at the Closing the Company entered into Employment Agreements with each of Brian Fargo and Herve Caen, pursuant to which Messrs. Fargo and Caen are employed as Chief Executive Officer and President, respectively, of the Company, which agreements shall each have an initial term of three years. Titus and Fargo also entered into an Exchange Agreement, which was consummated concurrent with the Titus II Agreement, pursuant to which Fargo exchanged 2,000,000 shares of the Company's common stock for 96,666 shares of Titus common stock. At the Closing, Titus cancelled the May 1999 promissory note.

   In April 2000, the Company entered into a Stock Purchase Agreement with Titus (the "Titus III Agreement") providing for the issuance to Titus of 719,424 shares of the Company's newly-designated Series A Preferred Stock (the "Preferred Stock") with certain voting and conversion rights, and Warrants to purchase up to 500,000 shares of the Company's common stock, in return for consideration from Titus in the form of $20,000,000 cash and Titus's agreement to certain obligations. Among the obligations that the Titus III Agreement imposed upon Titus were: (i) that Titus provide a $20,000,000 guaranty (the "Titus Guaranty") of the Company's principal line of credit from Greyrock Capital; (ii) that Titus extend to the Company a $5,000,000 supplemental line of credit; and (iii) that Titus provide the Company with financial reports required by Greyrock Capital as a condition to the release of $2,500,000 in cash collateral held by Greyrock Capital. The Preferred Stock bears a six percent per annum cumulative dividend, with accrued but unpaid dividends convertible into the Company's common stock.

   The Company is obligated to repay to Titus any amounts that Titus may pay under the Titus Guaranty, and such repayment is secured by a second-priority security interest in the Company's assets. Moreover, as a condition of the Titus Guaranty, the Company has granted Titus a right of first refusal on any sale of assets by the Company for $100,000 or more.

   Titus can convert the Preferred Stock into up to a maximum of approximately
42.8 million shares of the Company's common stock. The conversion right is described in more detail in Proposal Two.

   The Company may redeem any unconverted shares of Preferred Stock at the original purchase price plus any accrued but unpaid dividends at any time following the later to occur of (i) the termination of the Titus Guaranty; or
(ii) the repayment to Titus of any amounts that Titus may pay under the Titus Guaranty. In addition, the Preferred Stock is entitled to voting power equivalent to the voting power of the shares of the Company's common stock into which the Preferred Stock can be converted.

   The supplemental line of credit that Titus has extended to the Company in connection with the Titus III Agreement bears interest at the maximum legal rate, not to exceed 12% per annum. There were three Warrants issued in connection with the Titus III Agreement for the purchase of the Company's common stock in the amounts of 350,000 shares, 100,000 shares, and 50,000 shares, respectively. The terms of the Warrants are described in more detail in Proposal Two.

   The Company is obligated to register all of the Company's common stock issued pursuant to the Titus II Agreement and the Titus III Agreement. In connection with the Titus III Agreement, Mr. Fargo has granted to Titus an irrevocable proxy to vote all of his shares of common stock in favor of the Titus III Agreement. (See Proposal Two--Approval of Issuance of Stock to Titus Interactive SA.)

 Other Transactions

   Beginning in March 1998, the Company has entered into Indemnification Agreements with all of its directors and executive officers providing for indemnification of such persons by the Company in certain circumstances.

                                  PROPOSAL TWO

             APPROVAL OF ISSUANCE OF STOCK TO TITUS INTERACTIVE SA

Issuance of Convertible Preferred Stock

   On April 14, 2000, the Company entered into a Stock Purchase Agreement (the "Stock Purchase Agreement") with Titus Interactive SA, a French corporation ("Titus"), under the terms of which the Company issued 719,424 Shares of its newly-designated Series A Preferred Stock (the "Preferred Stock") to Titus, and granted Titus a total of three Warrants (collectively, the "Warrants") for the purchase of up to an aggregate of 500,000 shares of the Company's common stock, in exchange for consideration in the form of $20,000,000 cash and Titus's agreement to certain obligations. Those obligations, among other things, require Titus to provide to the Company a $5,000,000 supplemental line of credit, and a $20,000,000 guaranty (the "Guaranty") of the Company's principal line of credit from Greyrock Capital. In connection with the Stock Purchase Agreement, the Company filed a Certificate of Designation of Rights, Preferences, Privileges and Restrictions of Series A Preferred Stock of Interplay Entertainment Corp. (the "Certificate") with the Delaware Secretary of State.

   In accordance with the Certificate, the Preferred Stock bears a cumulative dividend of 6% per annum, and under certain circumstances can be redeemable by the Company or converted by Titus into shares of the Company's common stock, all as more fully set forth below. The Preferred Stock carries voting power equivalent to the voting power of the shares of the Company's common stock issuable upon conversion of the Preferred Stock. Until Stockholder approval, the number of shares of the Company's common stock issuable upon conversion of the Preferred Stock is limited to a maximum of 5,504,507 shares.

   Nasdaq National Market rules require that the Company obtain Stockholder approval prior to the issuance of a number of shares of the Company's common stock equal to or exceeding twenty percent of the number of shares of the Company's common stock outstanding prior to the issuance transaction. Because the Company may, under certain circumstances, be required to issue up to a maximum of 43,343,164 shares of the Company's common stock under the terms of the Stock Purchase Agreement and the Warrants (such issuance is referred to herein as a "Full Conversion and Exercise Issuance"), and because the price of those shares may be below market value at the time of issuance, the Board of Directors seeks the approval by the Company's Stockholders of Proposal Two.

   The non-interested members of the Board of Directors unanimously approved the terms of the Stock Purchase Agreement and the transactions contemplated thereby on April 13, 2000. Directors Herve Caen and Eric Caen, both of whom are directors, officers and principal shareholders of Titus, waived attendance at the Board meeting and therefore did not vote on the matter. The net proceeds from the sale of Preferred Stock to Titus provided the Company with additional working capital to finance its operations.

Redeemability and Convertibility of Preferred Stock

   The Certificate provides that, at any time following the later to occur of
(a) the termination of the Guaranty or (b) the repayment to Titus of any amounts Titus may pay under the Guaranty, the Company may redeem any unconverted Preferred Stock at the price at which the Preferred Stock was initially sold to Titus, plus any accrued but unpaid dividends.

   The Certificate further provides that the holder or holders of Preferred Stock can convert the Preferred Stock into shares of the Company's common stock at any time following the earlier to occur of: (i) the end of a 180 day cure period, which begins upon a demand by Greyrock Capital to Titus for payment under the Guaranty; or (ii) May 31, 2001. The number of shares of the Company's common stock issuable upon conversion of Preferred Stock is determined by multiplying the number of shares of Preferred Stock to be converted by the conversion ratio applicable at the time. The initial conversion ratio is defined as a fraction, the numerator of which is the initial price of each share of Preferred Stock, $27.80, and the denominator of which is the lower of
(i) $2.78 or (ii) 85% of the average trading price of the Company's common stock for the 20 trading days preceding the date of conversion. The conversion ratio can be adjusted to account for stock splits or similar other changes in the Company's capital structure. If 85% of the average trading price of the Company's common stock for the 20 trading days preceding the date of the conversion is greater than or equal to $2.78, the Preferred Stock would be convertible into 7,194,240 shares of common stock.

   A further adjustment to the denominator of the conversion ratio would apply if the Company defaults under its line of credit with Greyrock Capital and Greyrock Capital makes a demand to Titus for payment under the Guaranty. Prior to any conversion of the Preferred Stock following a demand for payment under the Guaranty, however, Titus is obligated to grant the Company a 180-day period during which the Company can cure any underlying default on the Company's principal line of credit with Greyrock Capital, or repay any amounts that Titus has paid under the Guaranty. If the Company were to effect such cure during the cure period, the conversion ratio would revert to its previous value as if no payment, and no demand for payment, had ever been made under the Guaranty.

   If, however, the Company does not effect such cure within the cure period, the conversion ratio's denominator would be adjusted in accordance with the following stock price-dependent formula, subject to a minimum of $0.466818926:

                   20,000,000
        X   =  -------------------
                 Z + 5,000,000 (10-Y)

 where: X   =  the new denominator;

        Y   =  the lesser of (a) $10.00 per share (subject to adjustment for stock splits, combinations and dividends following the date hereof with respect to the Common Stock) or (b) the average closing price per share as reported by Nasdaq for the twenty (20)
               trading days immediately preceding the last day of the cure period; and

        Z   =  the greater of (a) $20,000,000 divided by $2.78 (subject to adjustment for stock splits, combinations and dividends following the date hereof with respect to the Common Stock) or (b)
               $20,000,000 divided by the product of .85 and Y.

   The effect of this adjustment is that the Preferred Stock would be convertible, under such circumstances, into up to approximately 42.8 million shares of the Company's common stock, less 50,000 shares for each $0.01 that the trading price of the Company's common stock is above $3.00 per share at the time of conversion.

Warrants to Purchase Common Stock

   As a condition of the Stock Purchase Agreement, the Company has granted Titus three Warrants for the purchase of 350,000, 50,000 and 100,000 shares of the Company's common stock, respectively. Each Warrant is for a term of ten years, and each is exercisable at the price of $3.79 per share. The Warrant for 350,000 shares is currently exercisable. The Warrant for 50,000 shares is exercisable on condition that the Company's audited pre-tax income for the fiscal year ended December 31, 2000, is less than $2,115,000. The Warrant for 100,000 shares is exercisable only in proportion to the extent that the Company draws upon the $5,000,000 supplemental line of credit that Titus has extended to the Company.

Nasdaq Requirements

   Applicable law does not require the approval of the terms of the Stock Purchase Agreement, or the issuance of common stock to Titus under the Stock Purchase Agreement, by the Company's Stockholders. Nevertheless, Nasdaq rules require all Nasdaq National Market-listed companies to obtain Stockholder approval prior to any issuance of its common stock, or securities convertible to common stock, that equals or exceeds twenty percent of its outstanding common stock (or twenty percent or more of the voting power in the Company) prior to the issuance transaction for consideration less than the greater of book or market value of the shares.

   Certain provisions of the Stock Purchase Agreement are subject to this Stockholder approval requirement. Prior to the execution of the Stock Purchase Agreement, the Company had 30,022,538 shares of common stock issued and outstanding. Consequently, under Nasdaq rules, the Company may not issue an aggregate of 6,004,508 or more shares, or twenty percent (20%) of the Company's outstanding common stock prior to the Titus transaction, unless it first obtains Stockholder approval of the issuance. Because a Full Conversion and Exercise Issuance would entail the issuance of more than 6,004,508 shares, the Board of Directors seeks Stockholder approval of the Full Conversion and Exercise Issuance Proposal.

   As a condition to entering into the Stock Purchase Agreement, Titus obtained an irrevocable proxy from Brian Fargo, who beneficially owns 4,031,378 shares of the Company's common stock as of the date of this Proxy Statement. The irrevocable proxy permits Titus to vote the shares held by Mr. Fargo in favor of the Full Conversion and Exercise Issuance Proposal.

Vote Required; Board of Directors' Recommendation

   The affirmative vote of a majority of the outstanding shares of common stock of the Company and the votes to which the holder of Preferred Stock is entitled is required to authorize a Full Conversion and Exercise Issuance. The Board of Directors recommends that you vote FOR the approval of the Full Conversion and Exercise Issuance Proposal. Shares represented by the proxies will be voted FOR the proposal unless a vote against the proposal or an abstention is specifically indicated on the proxy card.

                                 PROPOSAL THREE

                AMENDMENT TO SERIES A CERTIFICATE OF DESIGNATION

   On April 14, 2000, the Company filed with the Secretary of State of the State of Delaware a Certificate of Designation of Rights, Preferences, Privileges and Restrictions of Series A Preferred Stock of Interplay Entertainment Corp. (the "Certificate") setting forth the rights, preferences, privileges and restrictions of Series A Preferred Stock (the "Preferred Stock"), including the right of the holders of the Preferred Stock to a number of votes equal to the number of shares of Common Stock into which the Preferred Stock can be converted at the time of the vote. Subsequent to the Certificate, pursuant to a request by Nasdaq, the sole holder of the Preferred Stock, Titus Interactive SA, has agreed to cap the aggregate number of votes to which the Preferred Stock is entitled at a maximum of 7,619,047 votes regardless of the number of shares into which the Preferred Stock can be converted. Subject to the cap, however, Series A Preferred Stock will continue to be entitled to a number of votes equal to the shares of Common Stock into which it can be converted.

   The Board of Directors has approved, and has recommended that the Stockholders approve, an Amendment to the Certificate in order to effectuate the voting power cap agreement. The affirmative vote of a majority of the outstanding shares of common stock of the Company and the votes to which the holder of Preferred Stock is entitled is required to authorize the Amendment to the Certificate. The Board of Directors recommends that you vote FOR the approval of the Certificate Amendment Proposal. Shares represented by the proxies will be voted FOR the proposal unless a vote against the proposal or an abstention is specifically indicated on the proxy card. Titus Interactive SA, as sole holder of the Preferred Stock, and as a holder of Common Stock, has consented to the voting power cap and the filing of an Amendment of the Certificate to effectuate the cap.

                                 PROPOSAL FOUR

                  AMENDMENT TO CERTIFICATE OF INCORPORATION TO
                 INCREASE THE NUMBER OF AUTHORIZED COMMON STOCK

   The Company's Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") currently authorizes the issuance of up to 50,000,000 shares of common stock. The Board of Directors on April 20, 2000, adopted a resolution proposing that the Certificate of Incorporation be amended to increase the authorized number of shares of common stock to 100,000,000, subject to Stockholder approval of the amendment.

   The purpose of the proposed increase is to provide sufficient authorized and unissued shares to allow for conversion of the Series A Preferred Stock to Common Stock in the event that a demand for payment by Titus is made under the Guaranty, and to make additional shares available for issuance from time to time as and when the Board of Directors deems it advisable. As of August 31,
2000, the Company had               shares of common stock outstanding and
4,209,425 shares of common stock reserved for issuance under its stock option and stock purchase plans. Because the Stock Purchase Agreement dated April 14, 2000 between the Company and Titus contemplates the potential issuance, under certain contingent circumstances, of up to approximately 42.8 million additional shares of the Company's common stock, the number of shares of common stock currently authorized by the Certificate of Incorporation would be exceeded. An amendment of the Certificate of Incorporation to increase the number of authorized shares of common stock is therefore required to carry out the purposes of the Stock Purchase Agreement. (The terms of the Stock Purchase Agreement are described in more detail above under Proposal Two--Approval of Issuance of Stock to Titus Interactive SA.)

   The Company's common stock does not have preemptive rights. The remaining shares, if so authorized, could be issued at the discretion of the Board of Directors without any further action by the stockholders, except as required by applicable law or regulation, in connection with acquisitions, future financings and other corporate purposes. The additional shares could also be used to render more difficult or prevent a merger, tender offer, proxy contest or other change in control of the Company. Such shares will only be issued upon a determination by the Board of Directors that a proposed issuance is in the best interests of the Company. Except for reserving shares for issuance to Titus upon the conversion of the Series A Preferred Stock, the Board of Directors has no immediate plans, intentions or commitments to issue additional shares of common stock in excess of the 50,000,000 shares currently authorized.

Vote Required; Board of Directors' Recommendation

   The affirmative vote of a majority of the outstanding shares of common stock of the Company plus the votes to which holders of Preferred Stock are entitled is required to approve the amendment of the Certificate of Incorporation to increase the number of authorized shares of common stock to 100,000,000 from 50,000,000. The Board of Directors recommends that you vote FOR the approval of the Certificate of Incorporation Amendment Proposal. Shares represented by the proxies will be voted FOR the proposal unless a vote against the proposal or an abstention is specifically indicated on the proxy card.

                                 PROPOSAL FIVE

              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

   The Board of Directors has selected Arthur Andersen LLP, independent public accountants, to audit the Company's financial statements for the fiscal year ending December 31, 2000. The Board of Directors recommends that you vote FOR the ratification of such appointment. In the event of a negative vote on such ratification, the Board of Directors will reconsider its selection. Representatives of Arthur Andersen LLP, are expected to be present at the meeting with the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

   The persons named in the enclosed proxy will vote FOR the appointment of Arthur Andersen LLP unless contrary instructions are given in the proxy. The appointment of Arthur Andersen LLP, shall be by the affirmative vote of the holders of a majority of the shares voting on the proposal in person or by proxy at the meeting.

                             STOCKHOLDER PROPOSALS

   Any Stockholder desiring to submit a proposal for action at the Special Meeting of Stockholders and presentation in the Company's proxy statement with respect to such meeting should arrange for such proposal to be delivered to the Company's offices, 16815 Von Karman Avenue, Irvine, California 92606, addressed to the Secretary, no later than September 15, 2000, in order to be considered for inclusion in the Company's proxy statement relating to the meeting. Matters relating to such proposals, including the number and length thereof, eligibility of persons entitled to have such proposals included and other aspects are regulated by the Securities Exchange Act of 1934, Rules and Regulations of the Securities and Exchange Commission and other laws and regulations to which interested persons should refer.

   On May 21, 1998, the Securities and Exchange Commission adopted an amendment to Rule 14a-4, as promulgated under the Securities and Exchange Act of 1934, as amended. The amendment to Rule 14a-4(c)(1) governs the Company's use of its discretionary proxy voting authority with respect to a Stockholder proposal that is not addressed in the Company's proxy statement. The new amendment provides that if a proponent of a proposal fails to notify the Company at least 45 days prior to the month and day of mailing of the prior year's proxy statement, then the Company will be allowed to use its discretionary voting authority when the proposal is raised at the meeting, without any discussion of the matter in the proxy statement.

   With respect to the Company's Special Meeting of Stockholders, if by September 15, 2000 the Company is not provided notice of a Stockholder proposal that the Stockholder has not previously sought to include in the Company's proxy statement, the Company will be allowed to use its voting authority as described above.

                         TRANSACTION OF OTHER BUSINESS

   As of the date of this Proxy Statement, the Board of Directors is not aware of any matters other than those set forth herein and in the Notice of Special Meeting of Stockholders that will come before the meeting. Should any other matters arise requiring the vote of Stockholders, it is intended that proxies will be voted in respect thereto in accordance with the best judgment of the person or persons voting the proxies.

   Please return your proxy as soon as possible. Unless a quorum consisting of a majority of the outstanding shares entitled to vote is represented at the meeting, no business can be transacted. Therefore, please be sure to date and sign your proxy exactly as your name appears on your stock certificate and return it in the enclosed postage prepaid return envelope. Please act promptly to ensure that you will be represented at this important meeting.

   THE COMPANY IS, TOGETHER HEREWITH, MAILING TO EACH STOCKHOLDER OF THE COMPANY, A COPY (WITHOUT EXHIBITS) OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR THE FISCAL YEAR ENDED DECEMBER 31, 1999. ADDITIONAL COPIES CAN BE OBTAINED FROM THE SECRETARY, INTERPLAY ENTERTAINMENT CORP., 16815 VON KARMAN AVENUE, IRVINE, CALIFORNIA 92606.

                                          By Order of the Board of Directors

                                          Brian Fargo
                                          Chairman of the Board of Directors
                                          and Chief Executive Officer

September   , 2000

                         INTERPLAY ENTERTAINMENT CORP.
                     PROXY SOLICITED BY BOARD OF DIRECTORS

  Brian Fargo and Herve Caen, and each or either of them, with full power of substitution, are hereby appointed proxies to vote the stock of the undersigned in Interplay Entertainment Corp. at the Special Meeting of Stockholders on October 25, 2000, and at any postponement and adjournment thereof, to be held at the Long Beach Marriott, 4700 Airport Plaza Drive, Long Beach, California, on Wednesday, October 25, 2000, at 5:00 p.m. Pacific Daylight Time.

    Management recommends that you vote FOR Proposal 1, FOR Proposal 2, FOR
                 Proposal 3, FOR Proposal 4 and FOR Proposal 5.

1. PROPOSAL 1. ELECTION OF DIRECTORS.

       [_] For all Nominees                      [_] Withhold authority to
        listed below (except as                   vote for all Nominees
        indicated to the contrary                 listed below
        below)

  Brian Fargo, James Barnett, Eric Caen, Herve Caen, R. Stanley Roach and Richard S.F. Lehrberg.

  INSTRUCTION: To withhold authority to vote for any individual Nominee, write that Nominee's name in the space provided below.

                                --------------

2. PROPOSAL 2. APPROVAL OF THE ISSUANCE OF CONVERTIBLE PREFERRED STOCK AND WARRANTS TO TITUS INTERACTIVE SA.
                     FOR [_]    AGAINST [_]    ABSTAIN [_]

3. PROPOSAL 3. APPROVAL OF AN AMENDMENT OF THE SERIES A PREFERRED STOCK CERTIFICATE OF DESIGNATION.
                     FOR [_]    AGAINST [_]    ABSTAIN [_]

4. PROPOSAL 4. APPROVAL OF AN AMENDMENT TO CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED COMMON STOCK TO 100,000,000.
                     FOR [_]    AGAINST [_]    ABSTAIN [_]

                           (Continued on other side)


                                                     (Continued from other side)
5. PROPOSAL 5. RATIFICATION OF THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS INDEPENDENT AUDITORS OF THE COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 2000.
                     FOR [_]    AGAINST [_]    ABSTAIN [_]

  In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof, including procedural and other matters relating to the conduct of the meeting.

  THIS PROXY WILL BE VOTED AS DIRECTED. UNLESS OTHERWISE DIRECTED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE SIX DIRECTOR NOMINEES LISTED ABOVE AND FOR PROPOSALS 2, 3, 4 AND 5.

                                             Please sign exactly as name
                                             appears hereon.

                                             Dated: _________, 2000

                                             ----------------------

                                             ----------------------
                                                  Signature(s)
                                             When shares are held
                                             by joint tenants,
                                             both should sign.
                                             When signing as
                                             attorney, executor,
                                             administrator,
                                             trustee or guardian,
                                             please give full
                                             title as such. If a
                                             corporation, please
                                             sign in full
                                             corporate name by
                                             President or other
                                             authorized officer.
                                             If a partnership,
                                             please sign in
                                             partnership name by
                                             authorized person.

  Please immediately date, sign and return this card in the enclosed envelope. Thank you for your prompt attention to this important matter.